     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2000.


                                                     REGISTRATION NOS. 333-90243
                                                                    AND 811-6459

            --------------------------------------------------------
            --------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM N-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                    PRE-EFFECTIVE AMENDMENT NO. 2       /X/

                    POST-EFFECTIVE AMENDMENT NO.        / /

                                       AND

                        REGISTRATION STATEMENT UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

                              AMENDMENT NO. 19 /X/

                                 --------------

                       MERRILL LYNCH LIFE VARIABLE ANNUITY
                               SEPARATE ACCOUNT A
                           (EXACT NAME OF REGISTRANT)
                          MERRILL LYNCH LIFE INSURANCE
                                     COMPANY
                               (NAME OF DEPOSITOR)
                             800 SCUDDERS MILL ROAD
                SCUDDERS MILL ROAD, PLAINSBORO, NEW JERSEY 08536
              (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES)

               DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (609) 282-1429

                                ----------------

NAME AND ADDRESS OF AGENT FOR SERVICE:        COPY TO:
BARRY G. SKOLNICK, ESQ.                       STEPHEN E. ROTH, ESQ.
SENIOR VICE PRESIDENT AND GENERAL COUNSEL     KIMBERLY J. SMITH, ESQ.
MERRILL LYNCH LIFE INSURANCE COMPANY          SUTHERLAND ASBILL & BRENNAN LLP
800 SCUDDERS MILL ROAD                        1275 PENNSYLVANIA AVENUE, N.W.
PLAINSBORO, NEW JERSEY 08536                  WASHINGTON, D.C. 20004-2415

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                               -------------------

                       APPROXIMATE DATE OF PROPOSED PUBLIC
              OFFERING: AS SOON AS PRACTICABLE AFTER EFFECTIVENESS
                         OF THE REGISTRATION STATEMENT.

                              --------------------

                      TITLE OF SECURITIES BEING REGISTERED:
    UNITS OF INTEREST IN A SEPARATE ACCOUNT UNDER FLEXIBLE PREMIUM INDIVIDUAL
                      DEFERRED VARIABLE ANNUITY CONTRACTS.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

            --------------------------------------------------------
            --------------------------------------------------------

Part A, the Prospectus, is incorporated by reference to the Prospectus included in Registrant's Pre-Effective Amendment No. 1 to Form N-4, Registration
No. 33-90243 filed on March 16, 2000.

Part B, the Statement of Additional Information, is incorporated by reference to the Statement of Additional Information included in Registrant's Pre-Effective Amendment No. 1 to Form N-4, Registration No. 33-90243 filed on March 16, 2000.

                                     PART C
                                OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

(a)   Financial Statements
      (1) Financial Statements of Merrill Lynch Life Variable Annuity Separate Account A as of December 31, 1999 and for the two years ended December 31, 1999 and the Notes relating thereto appear in the Statement of Additional Information.
      (2) Financial Statements of Merrill Lynch Life Insurance Company for the three years ended December 31, 1999 and the Notes relating thereto appear in the Statement of Additional Information.
(b)   Exhibits
      (1) Resolution of the Board of Directors of Merrill Lynch Life Insurance Company establishing the Merrill Lynch Life Variable Annuity Separate Account A. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 10 to Form N-4, Registration No. 33-43773 Filed December 10, 1996.)
      (2)    Not Applicable.
      (3) Underwriting Agreement Between Merrill Lynch Life Insurance Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated. (Incorporated by Reference to Registrant's Post-Effective
             Amendment No. 10 to Form N-4, Registration No. 33-43773 Filed December 10, 1996.)
      (4)(a) Form of Contract for the Flexible Premium Individual Deferred Variable Annuity. (Incorporated by Reference to Registrant's Registration Statement on Form N-4, Registration No. 333-90243 Filed November 3, 1999.)
         (b) Individual Retirement Annuity Endorsement. (Incorporated by Reference to Registrant's Registration Statement on Form N-4, Registration No. 333-90243 filed November 3, 1999.)
         (c) Tax-Sheltered Annuity Endorsement. (Incorporated by Reference to Registrant's Registration Statement on Form N-4, Registration
             No. 333-90243 Filed November 3, 1999.)
      (5) Form of Application for the Flexible Premium Individual Deferred Variable Annuity. (Incorporated by Reference to Registrant's Registration Statement on Form N-4, Registration No. 333-90243 Filed November 3, 1999.)
      (6)(a) Articles of Amendment, Restatement and Redomestication of the Articles of Incorporation of Merrill Lynch Life Insurance Company. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 10 to Form N-4, Registration No. 33-43773 Filed December 10, 1996.)
         (b) Amended and Restated By-Laws of Merrill Lynch Life Insurance Company. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 10 to Form N-4, Registration No. 33-43773 Filed December 10, 1996.)
      (7)    Not Applicable.
      (8)(a) Amended General Agency Agreement. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 5 to Form N-4, Registration No. 33-43773 Filed April 28, 1994.)

         (b) Indemnity Agreement Between Merrill Lynch Life Insurance Company and Merrill Lynch Life Agency, Inc. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 10 to Form N-4, Registration No. 33-43773 Filed December 10, 1996.)
         (c) Management Agreement Between Merrill Lynch Life Insurance Company and Merrill Lynch Asset Management, Inc. (Incorporated by Reference to Registrant's Post- Effective Amendment No. 10 to Form N-4, Registration No. 33-43773 Filed December 10, 1996.)
         (d) Agreement Between Merrill Lynch Life Insurance Company and Merrill Lynch Variable Series Funds, Inc. Relating to Maintaining Constant Net Asset Value for the Domestic Money Market Fund. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 10 to Form N-4, Registration No. 33-43773 Filed December 10, 1996.)
         (e) Agreement Between Merrill Lynch Life Insurance Company and Merrill Lynch Variable Series Funds, Inc. Relating to Valuation and Purchase Procedures. (Incorporated by Reference to Registrant's Post Effective Amendment No. 10 to Form N-4, Registration
             No. 33-43773 Filed December 10, 1996.)
         (f) Amended Service Agreement Between Merrill Lynch Life Insurance Company and Merrill Lynch Insurance Group, Inc. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 5 to
             Form N-4, Registration No. 33-43773 Filed April 28, 1994.)
         (g) Reimbursement Agreement Between Merrill Lynch Asset Management, L.P. and Merrill Lynch Life Agency, Inc. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 10 to Form N-4, Registration No. 33-43773 Filed December 10, 1996.)
         (h) Amendment to the Reimbursement Agreement Between Merrill Lynch Asset Management, L.P. and Merrill Lynch Life Agency, Inc. (Incorporated by Reference to Registrant's Registration Statement on Form N-4, Registration No. 333-90243 Filed November 3, 1999.)
         (i) Form of Participation Agreement Between Merrill Lynch Variable Series Funds, Inc. and Merrill Lynch Life Insurance Company. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 10 to Form N-4, Registration No. 33-43773 Filed December 10, 1996.)
         (j) Amendment to the Participation Agreement Between Merrill Lynch Variable Series Funds, Inc. and Merrill Lynch Life Insurance Company. (Incorporated by Reference to Registrant's Registration Statement on Form N-4, Registration No. 333-90243 Filed November 3, 1999.)
         (k) Participation Agreement By And Among AIM Variable Insurance Funds, Inc., AIM Distributors, Inc., and Merrill Lynch Life Insurance Company. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 11 to Form N-4, Registration No. 33-43773 Filed
             April 23, 1997.)
         (l) Amendment to the Participation Agreement By And Among AIM Variable Insurance Funds, Inc., AIM Distributors, Inc., and Merrill Lynch Life Insurance Company. (Incorporated by Reference to Registrant's Registration Statement on Form N-4, Registration No. 333-90243 Filed November 3, 1999.)

         (m) Form of Participation Agreement Among Merrill Lynch Life Insurance Company, Alliance Capital Management L.P., and Alliance Fund Distributors, Inc. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 10 to Form N-4, Registration
             No. 33-43773 Filed December 10, 1996.)
         (n) Amendment to the Participation Agreement Among Merrill Lynch Life Insurance Company, Alliance Capital Management L.P., and Alliance Fund Distributors, Inc. dated May 1, 1997. (Incorporated by Reference to Registrant's Registration Statement on Form N-4, Registration No. 333-90243 Filed November 3, 1999.)
         (o) Amendment to the Participation Agreement Among Merrill Lynch Life Insurance Company, Alliance Capital Management L.P., and Alliance Fund Distributors, Inc. dated June 5, 1998. (Incorporated by Reference to Registrant's Registration Statement on Form N-4, Registration No. 333-90243 Filed November 3, 1999.)
         (p) Amendment to the Participation Agreement Among Merrill Lynch Life Insurance Company, Alliance Capital Management L.P., and Alliance Fund Distributors, Inc. dated July 22, 1999. (Incorporated by Reference to Registrant's Registration Statement on Form N-4, Registration No. 333-90243 Filed November 3, 1999.)
         (q) Form of Participation Agreement Among MFS-Registered Trademark-Variable Insurance Trust -SM- Merrill Lynch Life Insurance Company, and Massachusetts Financial Services Company. (Incorporated by Reference to Registrant's Post-Effective Amendment No 10 to
             Form N-4, Registration No. 33-43773 Filed December 10, 1996.)
         (r) Amendment to the Participation Agreement Among MFS-Registered Trademark- Variable Insurance Trust -SM-, Merrill Lynch Life Insurance Company, and Massachusetts Financial Services Company dated May 1, 1997. (Incorporated by Reference to Registrant's Registration Statement on Form N-4, Registration No. 333-90243 Filed November 3, 1999.)
         (s) Form of Participation Agreement Among Merrill Lynch Life Insurance Company and Hotchkis and Wiley Variable Trust. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 12 to
             Form N-4, Registration No. 33-43773 Filed May 1, 1998.)
         (t) Amendment to the Participation Agreement Among Merrill Lynch Life Insurance Company and Hotchkis and Wiley Variable Trust. (Incorporated by Reference to Registrant's Registration Statement on Form N-4, Registration No. 333-90243 Filed November 3, 1999.)
         (u) Form of Participation Agreement Between Davis Variable Account Fund, Inc. and Merrill Lynch Life Insurance Company.
         (v) Form of Participation Agreement Between Delaware Group Premium Fund, Inc. and Merrill Lynch Life Insurance Company.
         (w) Form of Participation Agreement Between PIMCO Variable Insurance Trust and Merrill Lynch Life Insurance Company.
         (x) Form of Participation Agreement Between Seligman Portfolios, Inc. and Merrill Lynch Life Insurance Company.
         (y) Form of Participation Agreement Between Van Kampen Life Investment Trust and Merrill Lynch Life Insurance Company.
      (9) Opinion of Barry G. Skolnick, Esq. and Consent to its use as to the legality of the securities being registered. (Incorporated by Reference to Registrant's Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, Registration No. 333-90243 Filed March 16, 2000.)
     (10)(a) Written Consent of Sutherland Asbill & Brennan LLP. (Incorporated by Reference to Registrant's Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, Registration No. 333-90243 Filed March 16, 2000.)
         (b) Written Consent of Deloitte & Touche LLP, independent auditors. (Incorporated by Reference to Registrant's Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, Registration
             No. 333-90243 Filed March 16, 2000.)
         (c) Written Consent of Barry G. Skolnick, Esq. (See Exhibit 9.)
     (11)    Not Applicable.
     (12)    Not Applicable.
     (13) Schedule of Performance Computations. (Incorporated by Reference to Registrant's Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, Registration No. 333-90243 Filed March
             16, 2000.)
     (14)(a) Power of Attorney from Joseph E. Crowne, Jr. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 4 to
             Form N-4, Registration No. 33-43773 Filed March 2,1994.)
         (b) Power of Attorney from David M. Dunford. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 4 to Form N-4, Registration No. 33-43773 Filed March 2, 1994.)
         (c) Power of Attorney from Barry G. Skolnick. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 4 to
             Form N-4, Registration No. 33-43773 Filed March 2, 1994.)
         (d) Power of Attorney from Anthony J. Vespa. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 4 to Form N-4, Registration No. 33-43773 Filed March 2, 1994.)
         (e) Power of Attorney from Gail R. Farkas. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 8 to Form N-4, Registration No. 33-43773 Filed April 25, 1996.)


Items 25-32 of Part C are incorporated by reference to Items 25-32 of Part C included in Registrant's Pre-Effective Amendment No. 1 to Form N-4, Registration No. 33-90243 filed on March 16, 2000.

                                   SIGNATURES


    As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Merrill Lynch Life Variable Annuity Separate Account A, has caused this Pre-Effective Amendment No. 2 to the registration statement to be signed on its behalf, in the City of Plainsboro, and the State of New Jersey, on this 31st day of March, 2000.

                                                Merrill Lynch Life Variable
                                                Annuity Separate Account A
                                                (Registrant)

Attest:  /s/ EDWARD W. DIFFIN, JR.              By:  /s/ BARRY G. SKOLNICK
      ---------------------------------         --------------------------------
      Edward W. Diffin, Jr.                     Barry G. Skolnick
      Vice President and Senior Counsel         Senior Vice President

                                                Merrill Lynch Life Insurance
                                                Company (Depositor)

Attest:  /s/ EDWARD W. DIFFIN, JR.              By:  /s/ BARRY G. SKOLNICK
      ---------------------------------         --------------------------------
      Edward W. Diffin, Jr.                     Barry G. Skolnick
      Vice President and Senior Counsel         Senior Vice President



    As required by the Securities Act of 1933, this Pre-Effective Amendment
No. 2 to the registration statement has been signed by the following persons in the capacities indicated on March 31, 2000.


        SIGNATURE                            TITLE
   --------------------                  -------------


            *                       Chairman of the Board, President and Chief
-------------------------------     Executive Officer
     Anthony J. Vespa

            *                       Director, Senior Vice President, Chief
-------------------------------     Financial Officer, Chief Actuary and
  Joseph E. Crowne, Jr.             Treasurer

            *                       Director, Senior Vice President, and Chief
-------------------------------     Investment Officer
     David M. Dunford

            *                       Director and Senior Vice President
-------------------------------
      Gail R. Farkas

  *By: /s/ BARRY G. SKOLNICK
-------------------------------
  Barry G. Skolnick                 In his own capacity as Director, Senior Vice
                                    President, General Counsel, and Secretary
                                    and as Attorney-In-Fact

                                  EXHIBIT LIST

Exhibit 8(u) Form of Participation Agreement Between Davis Variable Account Fund, Inc. and Merrill Lynch Life Insurance Company

Exhibit 8(v) Form of Participation Agreement Between Delaware Group Premium Fund, Inc. and Merrill Lynch Life Insurance Company

Exhibit 8(w) Form of Participation Agreement Between PIMCO Variable Insurance Trust and Merrill Lynch Life Insurance Company

Exhibit 8(x) Form of Participation Agreement Between Seligman Portfolios, Inc. and Merrill Lynch Life Insurance Company

Exhibit 8(y) Form of Participation Agreement Between Van Kampen Life Investment Trust and Merrill Lynch Life Insurance Company